Exhibit 99(c)(6)

Project X Discussion Materials for the Special Committee May 7th, 2026

Contents 1 Situation update 4 1 Situation update 4 2 Preliminary financial analysis 12 2 Preliminary financial analysis 12 Appendix 21 Appendix 21 A Selected Company Analysis 22 A Selected Company Analysis 22 B Precedent Transactions Analysis 28 B Precedent Transactions Analysis 28 C WACC and Cost of Equity 33 C WACC and Cost of Equity 33 D Management Forecast 38 D Management Forecast 38 E DDM Analysis 49 E DDM Analysis 49 F Additional supplemental materials 52 F Additional supplemental materials 52 Strictly Confidential |

Disclaimer This presentation was prepared by Rothschild & Co US Inc. (“Rothschild & Co” or “R&Co”) on a confidential basis for the benefit and internal use of the Unaffiliated Committee (the “Special Committee” or “SC”) of the Board of Directors of ReNew Energy Global plc (“ReNew” or the “Company”) in the context of the Special Committee’s consideration of the matters described herein. In creating this presentation, Rothschild & Co has relied upon information that is publicly available or which was provided to Rothschild & Co by or on behalf of the Company’s management, including, without limitation, management operating and financial forecasts or projections. Such information involves numerous significant assumptions and subjective determinations that may or may not be correct. Rothschild & Co has not assumed any responsibility for independent verification of any of such information contained herein, including, but not limited to, any forecasts or projections set forth herein, and Rothschild & Co has relied on such information being complete and accurate in all material respects. Accordingly, no representation or warranty, express or implied, can be made or is made by Rothschild & Co as to the accuracy or completeness of any such information or the achievability of any such forecasts or projections. Except where otherwise indicated, this presentation speaks as of the date hereof and is necessarily based upon the information available to Rothschild & Co and financial, stock market and other conditions and circumstances existing and disclosed to Rothschild & Co as of the date hereof, all of which are subject to change. Rothschild & Co does not have any obligation to update, bring-down, review or reaffirm this presentation. Under no circumstances should the delivery of this presentation imply that any information or analyses included in this presentation would be the same if made as of any other date. Nothing contained in this presentation is, or shall be relied upon as, a promise or representation as to the past, present or future. Nothing contained herein shall be deemed to be a recommendation from Rothschild & Co to any party, including without limitation, any security holder of the Company, to enter into any transaction or to take any course of action. By accepting these materials, the Special Committee acknowledges that Rothschild & Co is not in the business of providing (and the Special Committee is not relying on Rothschild & Co for) legal, tax or accounting advice, and the Special Committee should receive (and rely on) separate and qualified legal, tax and accounting advice. These materials do not constitute an offer or solicitation to sell or purchase any securities. Rothschild & Co is not acting in any capacity as a fiduciary or agent of the Special Committee, the Board of Directors of the Company, the Company or the Company’s security holders. In the ordinary course of their asset management, merchant banking and other business activities, affiliates of Rothschild & Co may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of their clients in equity, debt or other securities (or related derivative securities) or financial instruments of the Company or any of its affiliates or any other company that may be involved in any transaction. This presentation is confidential and was not prepared with a view to public disclosure or filing thereof under state or federal securities laws or otherwise. This presentation may not be copied by, or disclosed or made available to, any person without the prior written consent of Rothschild & Co. This presentation was not prepared for use by readers not as familiar with the business and affairs of the Company as the Special Committee, and accordingly, Rothschild & Co does not take any responsibility for the accuracy or completeness of any material if used by persons other than the Special Committee. Rothschild & Co shall not have any liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with this presentation. Strictly Confidential | 3

1 Situation update

1. SITUATION UPDATE Background information New CPP-led offer process Update on the Company Since the withdrawal of the Masdar-led Consortium’s offer on December 15, 2025, the Company’s share price has dropped ~(28.7%)1 and is currently trading at $5.382. This is in contrast to both North American and Indian listed peers, which have generally traded up since the same date (albeit there has been broader weakness in Indian public markets, with major indices down since the same date) The Company is also facing some pressure from rating agencies, with Moody’s revising its outlook to negative in September, citing heightened operational risks and consistently high levels of projected leverage associated with the company’s growth plan amid a potential ‘higher-for-longer’ rates environment. In this context, Management has updated its financial projections for the business (the “Management Forecast”), with the key change being a reduction in assumed new capacity build-out through 2035 due to the greater funding constraints now expected The Management Forecast has been provided to Rothschild & Co and is considered in the analysis herein. Management has confirmed that the Management Forecast presents its latest and best view of the future financial performance of the Company The self-funded management forecast shared with Rothschild & Co on February 8, 2025 which was considered for prior analyses (the “February 2025 Business Plan”) is included in this analysis for purposes of comparison Wall Street equity research analyst target prices have come down in reports published in February 2026—Roth MKM to $8 from $8.15 (Nov-25) and Mizuho to $7 from $10 (Jun-25) (HSBC had paused coverage whilst advising the consortium so no meaningful comparison to newly re-published $9 price). It is also worth noting MS published a $6.03 price target whilst simultaneously discontinuing coverage. Analysts highlighted the Company’s stated pivot from “growth at all costs” to “balance sheet strength”. Recent interactions with CPP Investments During January and February 2026, CPP continued discussions with the Special Committee and other large shareholders, indicating it was exploring the potential for a new take-private offer for the Company, without Masdar’s participation On April 23, 2026, a representative of CPP informed the Chairman of the Special Committee that it was contemplating a revised proposal to take the Company private CPP’s envisioned terms of a transaction are as follows: CPP would lead the transaction (there would be no other outside capital to fund the transaction) ADIA (23.7%) and JERA (11.6%) are expected to roll into the transaction as would the CEO All other shareholders would be given an option to sell their shares for cash or to roll into a private Plc There would be some limit on the number of shareholders that could elect to rollover above which would mean that rollover shareholders would be prorated Ahead of potential formal offer, the Special Committee has requested Rothschild & Co to update its valuation analysis of the Company and to provide Rothschild & Co’s perspectives as the Special Committee considers how to engage with CPP Sources Offer letters, dated December 10, 2024, June 10, 2025, July 2, 2025, October 10, 2025 and April 3, 2026, Verbally communicated offer dated March 10, 2025 Notes 1. Reflects change since market close December 12, 2025, the last trading day prior to October 10 Offer withdrawal Strictly Confidential | 5 2. Current share price as of May 1, 2026

1. SITUATION UPDATE

Share price evolution—Last two years

ReNew trading performance (NASDAQ Clean Energy Index rebased to ReNew)



$11.00
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
Share price (USD$)
$5.64
10.0
9.0
8.0
7.0
6.0
5.0
4.0
3.0
2.0
1.0
-
$10.32
$5.38
Apr-24
Jul-24
Oct-24
Jan-25
Apr-25
Jul-25
Oct-25
Jan-26
Apr-26
May 15, 2024 ReNew and Societe Generale sign MOU for $1 billion to broaden collaboration on energy transition projects
Jun 7, 2024 ReNew announces FY2024 results, reporting a 7x increase in net profit
$6.34 Dec-10 closing price, last trading day prior to public offer
Nov 26, 2024 Public speculation of take private offer
$6.13 Nov-25 closing price
Dec 11, 2024 Consortium submits Initial Offer for $7.07
Mar 10, 2025 Consortium submits March 10 Offer
May 6, 2025 ReNew secures investment from BII in manufacturing business
June 16, 2025 ReNew reports Q4 and FY 25 results
June 10, 2025 Consortium submits June 10 Offer
July 3, 2025 Consortium submits July 2 Offer
Oct 10, 2025 Consortium submits October 10 Offer
Dec 15, 2025 Masdar withdraws from Consortium; Consortium withdraws offer
Feb 28, 2026 Start of Iran War
Mar 16, 2026 ReNew Green announces $95m investment from Leapfrog
Feb 17, 2026 ReNew reports Q3 and FY 26 results
ReNew Energy
NASDAQ Clean Energy Index

Current capitalization[1] ($ in millions)

Current share price[2]	$5.38
(x) Fully diluted shares[3]	394
Market capitalization	**$2,118**
(+) Net debt	6,947
Principal portion of debt	*7,975*
Cash and equivalents	*(619)*
Restricted cash	*(408)*
(+) Non-controlling interest	196
(+) Pension liabilities	3
(+) Warrants[4]	1
(-) Investments in uncon. subs	(4)
Enterprise value	**$9,261**
Implied EV/EBITDA	
CY2026E	9.2x
CY2027E	8.2x
CY2028E	7.8x
CY EBITDA	
CY2026E	1,011
CY2027E	1,126
CY2028E	1,181
Leverage	
ND / EBITDA (FY2026)[5]	7.6x

Sources Company filings, ReNew Management, FactSet, Management Forecast
Notes
1. Balance sheet from the Company's latest FY2025 filings and converted to USD using an exchange rate of 1 USD = 94.91 INR as of May 1, 2026
2. Current share price as of May 1, 2026
3. Market capitalization is on fully diluted basis based on ~388.0 million diluted shares outstanding + dilutive effects of in-the-money ESOPs at the evaluated price
4. Estimated value of warrants using the Black Scholes method based on 10-day VWAP as of October 10, 2025
5. EBITDA FY2026 of $919m

Strictly Confidential | 6

1. SITUATION UPDATE

Share price performance vs. select North American renewables companies since the unaffected date[1]

Relative share price performance among ReNew and select North American renewables companies

Performance since December 15, 2025[2] close	%
ReNew	(2.2%)
Boralex	46.6%
Brookfield Renewable Partners	20.6%
Clearway Energy	23.2%
Northland Power	33.5%
XPLR Infrastructure	21.2%
Average (ex. ReNew, Boralex[3])	**24.6%**


(28.7%) since market close December 12, 2025, the last trading day prior to October 10 Offer withdrawal
Boralex entered into a definitive agreement on March 25 to be acquired by Brookfield and CDPQ
In November, Northland Power announced a delay in its Hai Long offshore wind project and a 40% reduction of its dividend
Consortium withdraws Oct 10 offer
In January, XPLR announced that it was abandoning its yieldco business model and suspending its dividend
60.0%
40.0%
20.0%
0.0%
(20.0%)
(40.0%)
(60.0%)
40.4%
29.8%
22.4%
13.9%
11.5%
(12.2%)
(38.0%)
25-Nov-24
25-Jan-25
25-Mar-25
25-May-25
25-Jul-25
25-Sep-25
25-Nov-25
25-Jan-26
25-Mar-26
ReNew
Boralex
Brookfield Renewable Partners
Clearway Energy
Northland Power
XPLR Infrastructure
Average4,5

Sources FactSet

Notes

1. Unaffected date as of November 25, 2024; current price as of May 1, 2026
2. Reflects the date that the Consortium withdrew its offer
3. Boralex entered into a definitive agreement on March 25 to be acquired by Brookfield and CDPQ
4. Average does not include ReNew; Borlex included through March 24, 2026, excluded thereafter
5. Peer performance weighted equally

Strictly Confidential | 7

1. SITUATION UPDATE Share price performance vs. select Indian renewables companies since the unaffected date1 Relative share price performance among ReNew and select Indian renewables companies2 Performance since December 15, 20252 close % (28.7%) since market close December 12, 2025, the last trading day prior to ReNew (2.2%) October 10 Offer withdrawal Tata Power 16.5% 60.0% JSW Energy 15.3% Adani Green 17.1% 40.0% ACME Solar 21.0% NTPC Green Energy 31.3% Consortium Average (ex. ReNew) 20.3% withdraws Oct 10 26.7% offer 20.0% 17.3% 7.8% 0.0% 4.9% (10.3%) (12.2%) (20.0%) (16.9%) (40.0%) (60.0%) 25-Nov-24 25-Jan-25 25-Mar-25 25-May-25 25-Jul-25 25-Sep-25 25-Nov-25 25-Jan-26 25-Mar-26 Sources FactSet ReNew Tata Power JSW Energy Adani Green ACME Solar NTPC Green Energy3 Average4,5 Notes 1. Unaffected date as of November 25, 2024; current price as of May 1, 2026 2. Excludes Clean Max Enviro Solutions Ltd given lack of historical data; Clean Max listed on March 2, 2026 3. NTPC Green Energy shares were listed on November 27, 2024 4. Average does not include ReNew Strictly Confidential | 8 5. Peer performance weighted equally

1. SITUATION UPDATE

Wall Street equity research analysts' assessment (1/2)

Broker price target consensus over time



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Broker recommendations
$10.00
$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Price
$7.51
$5.38
Jan 24
May 24
Sep 24
Jan 25
May 25
Sep 25
Jan 26
May 26
Buy
Hold
Share Price
Average Target Price

Select broker price targets

Broker	Date Current / Prior	Current price target / rating
Roth MKM	18-Feb-26	$8.00 / Buy
HSBC	23-Feb-26	$9.00 / Buy
Mizuho	20-Feb-26	$7.00 / Hold
Morgan Stanley	2-Feb-26[1]	$6.03 / Hold
Mean		**$7.51**
Premium to current share price		***39.5%***
Median		**$7.50**
Premium to current share price		***39.4%***

Select broker commentary

"ReNew has been able to reduce leverage with net debt to adjusted EBITDA at 6.5x for the quarter vs 8.5x a year earlier with plans to further reduce this to 5.5x over the next 2-4 years. The solar module and cell manufacturing business is ramping up well and now contributes c8% to EBITDA. With another 4GW of cell capacity expected to come online in FY27, this share should increase further."

- HSBC (February 2026)

"Strategically, RNW is shifting toward a more solar- and storage-heavy portfolio while reducing planned wind development, reflecting lower capex intensity, faster execution, and improved cash flow visibility. At the same time, management is increasingly prioritizing balance sheet strength and capital efficiency, emphasizing disciplined capex, asset recycling, and leverage reduction over maximizing nearterm growth. With shares trading at a meaningful discount to renewable peers, we maintain our Buy and $8PT."

- Roth Capital Partners (February 2026)

Sources Wall Street research, FactSet
Notes
1. On February 2, 2026, Morgan Stanley discontinued its coverage

Strictly Confidential | 9

1. SITUATION UPDATE Wall Street equity research analysts’ assessment (2/2) Broker Current price targets Methodology DCF $9.00 WACC: 9.0% (cost of equity: 13.1% based on a risk free rate of 4.25%, equity risk premium of 5.25%, inflation premium of 1.50%, beta of 1.4x, and cost of debt of 8.5%) 23-Feb-26 EV / EBITDA multiple $8.00 EV / EBITDA multiple of 10.1x applied to FY2027E adjusted EBITDA of $1,068 million 18-Feb-26 $7.00 n.a. 20-Feb-26 SOTP Renewable: EV / EBITDA multiple of 9.0x applied to FY2029E adjusted EBITDA $6.03 Solar manufacturing: PE multiple of 20x applied to 9M FY2028E EPS 2-Feb-26 Cost of equity of 12.0%; risk free rate of 6.6% Median price target : $7.50 On February 2, 2026, Morgan Stanley discontinued its coverage Strictly Confidential | 10

1. SITUATION UPDATE Analysis at Various Prices Share price Current price1 $6.00 $6.25 $6.50 $6.75 $7.00 $7.25 $7.50 $7.75 $8.00 $5.38 Fully diluted shares outstanding (m)3 393.7 394.7 395.3 395.9 396.5 397.1 397.6 398.1 398.5 398.9 Equity value $2,118 $2,368 $2,471 $2,574 $2,676 $2,779 $2,882 $2,986 $3,089 $3,192 Enterprise value4 $9,261 $9,511 $9,614 $9,717 $9,819 $9,922 $10,025 $10,128 $10,231 $10,335 Current share price1 $5.38 - 11.5% 16.2% 20.8% 25.5% 30.1% 34.8% 39.4% 44.1% 48.7% to : ia Unaffected share price2 6.13 (12.2%) (2.1%) 2.0% 6.0% 10.1% 14.2% 18.3% 22.3% 26.4% 30.5% m pre 30-day VWAP5 5.35 0.6% 12.1% 16.8% 21.5% 26.2% 30.8% 35.5% 40.2% 44.9% 49.5% Implied 52-week High5 8.24 (34.7%) (27.2%) (24.1%) (21.1%) (18.1%) (15.0%) (12.0%) (9.0%) (5.9%) (2.9%) 52-week Low5 4.39 22.7% 36.8% 42.5% 48.2% 53.9% 59.6% 65.3% 71.0% 76.7% 82.4% DA CY2026E6 $1,011 9.2x 9.4x 9.5x 9.6x 9.7x 9.8x 9.9x 10.0x 10.1x 10.2x EBIT CY2027E6 1,126 8.2x 8.4x 8.5x 8.6x 8.7x 8.8x 8.9x 9.0x 9.1x 9.2x / EV CY20286 1,181 7.8x 8.1x 8.1x 8.2x 8.3x 8.4x 8.5x 8.6x 8.7x 8.8x Sources Company filings, ReNew Management, Management Forecast, FactSet, Offer letters, dated converted to USD using an exchange rate of 1 USD = 94.91 INR as of May 1, 2026; Includes the October 10, 2025 Estimated value of warrants using the Black Scholes method based on 10-day VWAP as of October Notes 10, 2025 1. Current share price as of May 1, 2026 5. 52-week high/low and volume-weighted average price (“VWAP”) as of May 1, 2026 2. ReNew’s unaffected share price as of November 25, 2024, the last trading day prior to public 6. ReNew has a March 31 fiscal year end; for comparability purposes, ReNew’s fiscal year (“FY”) data, speculation about a potential take-private transaction including its EBITDA, has been calendarized here and throughout this presentation when necessary; 3. Assumes ~388.0 million diluted shares outstanding + in-the-money ESOPs based on the evaluated calendar year (“CY”) data is calculated as 25% of the current FY and 75% of the subsequent fiscal price year (e.g., CY2026E = 25% * FY2026E + 75% * FY2027E) 11 4. Balance sheet data as of December 31, 2025, per the Company’s 6-K filed on February 13, 2026,

2 Preliminary financial analysis

2. PRELIMINARY FINANCIAL ANALYSIS

Preliminary financial analysis overview (1/2)

Methodology	Description
Selected Company Analysis	■ Rothschild & Co reviewed market trading and financial data from selected companies deemed relevant to ReNew for comparative analysis purposes (the "Selected Company Analysis") ■ The Selected Company Analysis focused on EV / EBITDA multiples based on calendarized Wall Street consensus estimates for 2026 and 2027 for the selected companies and the Management Forecast for the Company □ Select North American renewables companies were analyzed due to ReNew's NASDAQ listing □ Select Indian renewables companies were analyzed given ReNew's primary operational footprint in India ■ This analysis was performed on a consolidated basis, combining calendarized EBITDA for 2026 CY and 2027 CY from both IPP and manufacturing segments
Precedent Transactions Analysis	■ Rothschild & Co reviewed and analyzed selected precedent merger and acquisition transactions for the last ten years (the "Precedent Transactions Analysis") ■ The Precedent Transactions Analysis focused on EV / EBITDA multiples based on calendarized Wall Street consensus estimates for the year in which the transaction was announced □ Precedent transactions involving North American renewables companies were analyzed given ReNew's NASDAQ listing in the U.S. □ Precedent transactions involving Indian renewables companies were also analyzed given ReNew's primary operational footprint in India ■ This analysis was performed on a consolidated basis, combining fiscal year EBITDA for 2026 FY from both IPP and manufacturing segments
DDM Analysis	■ Rothschild & Co performed a levered discounted cash flow analysis or dividend discount model analysis based on the Management Forecast, discounting ReNew's projected levered free cash flow to equity ("FCFE") at an estimated cost of equity to March 31, 2026, utilizing mid-year convention (the "DDM Analysis") □ The estimated cost of equity was derived based on the Capital Asset Pricing Model ("CAPM") formula, utilizing various market / public data for its input assumptions ■ The DDM Analysis was conducted on a consolidated basis over the 9-year forecast period, with terminal value determined using a perpetuity growth method applied to an estimated terminal year ("TY FCFF") □ The terminal value was calculated based on a capitalization factor derived from an estimated weighted average cost of capital ("WACC") and a perpetuity growth rate (based on India's long-term forecasted inflation rate of ~4%) □ The TY FCFF was based on 2035E from the Management Forecast projected forward one year assuming no additional capital required for growth beyond the forecast period and incorporating incremental EBITDA from growth capital deployed during the forecast period and the lag between investment and EBITDA generation

Strictly Confidential | 13

Sources ReNew Management, Management Forecast

2. PRELIMINARY FINANCIAL ANALYSIS

Preliminary financial analysis overview (2/2)

Methodology	Description

Premia Paid Analysis	▪ Rothschild & Co reviewed and analyzed certain historical merger and acquisition data related to publicly announced transactions since January 1, 2016, whose structure Rothschild & Co believed to be generally relevant for ReNew (the "Premia Paid Analysis")
	  ▫ Precedent transactions for global take-private transactions involving renewables-focused companies over the past ten years were analyzed
	  ▫ Precedent transactions for global take-private "squeeze-out" transactions[1] across all industries (excluding GP / LP-led) over the past ten years were also analyzed given the comparable nature of the potential Transaction
	▪ The Premia Paid Analysis focused on the offer price premiums compared to ReNew's unaffected share price[2]

Historical trading (VWAP)	▪ Considers 30-, 90-, 180- and 360-day VWAPs as of the unaffected date[2] ▪ Lower bound (30-day VWAP): $5.72 per share ▪ Upper bound (360-day VWAP): $6.05 per share
52-week high / low	▪ Considers 52-week high and low as of the unaffected date[2]
Broker price targets	▪ Broker price targets focused on current target price disclosed in broker reports ▪ Broker target analysis considers HSBC, Mizuho, Roth MKM and Morgan Stanley ▫ Morgan Stanley published a final report on February 2, 2026 and discontinued coverage ▪ Range assumes the lowest and highest of price targets of the listed brokers, plus the average / consensus

Sources ReNew Management, Management Forecast, FactSet

Notes

1. Transactions involving controlling shareholder acquiring remaining minority interests in listed targets
2. As of November 25, 2024, the last trading day prior to public speculation about a potential take-private transaction

Strictly Confidential | 14

2. PRELIMINARY FINANCIAL ANALYSIS Preliminary financial analysis summary (1/2) Implied Implied EV / Selected Co. EBITDA EV ($bn) CY’26 EBITDA EV / EBITDA CY2026E $7.45 $12.13 Selected 10.0x – 12.0x $10.1 – $12.1 10.0x – 12.0x Company (CY2026E) Analysis (North America) CY2027E $7.51 $12.69 9.0x – 11.0x 10.1 – 12.4 10.0x – 12.3x (CY2027E) $1,011 million2 (CY2026E) $1,126 million2 10.5x – 12.5x 10.6 – 12.6 10.5x –12.5x (CY2027E) (CY2026E) CY2026E $8.67 $13.23 Selected Company 7.5x – 9.5x 8.4 – 10.7 8.4x – 10.6x Analysis (CY2027E) (India) CY2027E $3.32 $8.88 Implied Implied EV / Prec. Trans. EBITDA EV ($bn) CY’26 EBITDA EV / EBITDA North America $6.34 $10.73 $9.7 – $11.5 9.6x – 11.4x 10.5x – 12.5x Precedent $919 million2 Transactions (FY2026E) Analysis 9.4 – 11.2 9.3x – 11.1x 10.2x – 12.2x India $5.67 $10.12 Implied Implied EV / Key assumptions EV ($bn) CY’26 EBITDA DDM Management $4.79 $9.23 Cost of equity: 12.2% Analysis Forecast $9.0 – $10.8 8.9x – 10.7x WACC: 9.4% Perpetuity growth rate: 4.0% Share price ($)1 $2.00 $6.40 $10.80 $15.20 $19.60 $24.00 Equity value ($bn)1 $0.8 $2.5 $4.4 $6.4 $8.4 $10.4 Enterprise value ($bn)1 8.0 $9.8 $11.6 $13.6 $15.6 $17.6 Sources Company filings, ReNew Management, Management Forecast, FactSet, Wall Street research Notes 1. Assumes ~388.0 million diluted shares outstanding + in-the-money ESOPs based on the evaluated price Strictly Confidential | 15 2. EBITDA figures converted at exchange rate of 1 USD = 94.91 INR as of May 1, 2026

2. PRELIMINARY FINANCIAL ANALYSIS Preliminary financial analysis summary (2/2) Implied Implied EV / Premia to Unaffected EV ($bn) CY’26 EBITDA Unaffected2 price2 Renewables $5.94 $7.76 $9.5 – $10.2 9.4x – 10.1x 11% – 45% $6.13 Premia Paid Analysis Squeeze-out $7.22 $8.56 10.0 – 10.6 9.9x – 10.5x 35% – 60% $6.13 data Implied Implied EV / EV ($bn) CY’26 EBITDA Historical trading $5.72 $6.05 pporting (VWAP) su $9.4 – $9.5 9.3x – 9.4x Other 52-week high / low $4.39 $8.24 8.9 – 10.4 8.8x – 10.3x 9.9 – 10.7 9.8x – 10.6x Broker price targets $6.03 $9.00 $7.50 Median price target Share price ($)1 $2.00 $6.40 $10.80 $15.20 $19.60 $24.00 Equity value ($bn)1 $0.8 $2.5 $4.4 $6.4 $8.4 $10.4 Enterprise value ($bn)1 8.0 $9.8 $11.6 $13.6 $15.6 $17.6 Sources Company filings, ReNew Management, Management Forecast, FactSet, Wall Street research Notes 1. Assumes ~388.0 million diluted shares outstanding + in-the-money ESOPs based on the evaluated price Strictly Confidential | 16 2. ReNew’s unaffected share price as of November 25, 2024, the last trading day prior to public speculation about a potential take-private transaction

2. PRELIMINARY FINANCIAL ANALYSIS

Comparison to previous valuation analysis—Management Forecast equity value bridge

DDM value bridge from February 2025 Business Plan to Management Forecast


Price per share ($)
$9.26[1]
$1.96[2]
($3.35)
($0.70)
($0.56)
$6.62[3]
$3,720
727
A
(1,327)
B
(276)
C
(222)
D
$2,622
February 2025 Business Plan
Change in valuation date and discount factor
Lowered capacity in Management Forecast
Other changes to February 2025 Business Plan
Change in fx
Management Forecast

Commentary

- **A** Updated valuation as of March 31, 2026[4], incorporating a revised cost of equity of 12.2% (vs. 13.1% in February 2025 valuation)
- **B** The February 2025 Business Plan has been updated to reflect a material reduction in projected capacity, with expected 2035 installed capacity declining from ~28.0 GW to ~23.3 GW. The lower capacity outlook reduces both capital expenditure requirements (assumed to be financed at a 75/25 debt-to-equity ratio) and the corresponding cash flow projections
- **C** No capital recycling is assumed beyond 2029. Management does not anticipate having sufficient contracted capacity available for divestiture, given a reduction in the number of long-term PPA agreements being executed
- **D** Fx update from 89.89 as of December 2, 2025 to 94.91 as of May 1, 2026

Sources Management Forecast, February 2025 Business Plan, FactSet, Bloomberg

Notes

1. Considering 401.7m diluted shares outstanding (net debt and other adjustments of $7,473m)
2. Considering value impact on DDM and update on share count
3. Considering 393.7m diluted shares outstanding (net debt and other adjustments of $7,143m)
4. Valuation date updated discount to March 31, 2026 (September 30, 2025)

Strictly Confidential | 17

2. PRELIMINARY FINANCIAL ANALYSIS

Comparison to previous valuation analysis—North American comparable companies multiples

Select comparable companies' multiple evolution since December 2, 2025[1]

	Current Trading		*Previous Trading (Dec 2.)*		
	EV / CY26 EBTIDA	EV / CY27 EBTIDA	*EV / CY25 EBTIDA*	*EV / CY26 EBTIDA*	*EV / CY27 EBTIDA*
Brookfield Renewable Partners LP	13.8x	12.6x	13.6x	12.3x	11.4x
Clearway Energy, Inc. Class C	11.7x	10.8x	12.8x	11.2x	10.3x
Northland Power Inc.	7.7x	6.8x	8.4x	7.3x	6.1x
Boralex Inc.[2]	*10.5x*	*10.1x*	9.8x	8.4x	8.1x
XPLR Infrastructure, LP	10.0x	10.2x	10.1x	10.4x	10.2x
75th percentile	12.2x	11.2x	12.8x	11.2x	10.3x
Mean	10.8x	10.1x	10.9x	9.9x	9.2x
Median	10.8x	10.5x	10.1x	10.4x	10.2x
25th percentile	9.4x	9.3x	9.8x	8.4x	8.1x
Selected range - high	**12.0x**	**11.0x**	**12.0x**	**11.0x**	**n.a.**
Selected range - low	**10.0x**	**9.0x**	**10.0x**	**9.0x**	**n.a.**

Current Trading summary statistics excludes Boralex[2]

Previous trading analysis considered CY2025 and CY2026 EBITDA multiples; current analysis considers CY2026 and CY2027 multiples

Sources FactSet
Notes
1. December 2, 2025 reflects the previous trading information which was presented to the Special Committee
2. Boralex entered into a definitive agreement on March 25 to be acquired by Brookfield and CDPQ; excluded from current summary statistics

Strictly Confidential | 18

2. PRELIMINARY FINANCIAL ANALYSIS Comparison to previous valuation analysis—Indian comparable companies multiples Select comparable companies’ multiple evolution since December 2, 20251 Current Trading Previous Trading (Dec 2.) EV / CY26 EBTIDA EV / CY27 EBTIDA EV / CY25 EBTIDA EV / CY26 EBTIDA EV / CY27 EBTIDA Adani Green Energy 21.8x 16.4x 22.2x 16.9x 13.6x Tata Power 12.1x 10.6x 12.2x 10.8x 9.6x JSW Energy 12.9x 10.8x 15.4x 11.4x 9.4x NTPC Green Energy 22.3x 12.9x 30.8x 15.4x 9.7x ACME Solar 10.1x 5.5x 13.5x 7.9x 4.2x Clean Max Enviro Energy Solutions Limited 11.2x 7.0x Clean Max listed on March 2, 2026 75th percentile 19.6x 12.4x 22.2x 15.4x 9.7x Mean 15.1x 10.5x 18.8x 12.5x 9.3x Previous Trading summary statistics includes all peers (ex. Clean Max) Median 12.5x 10.7x 15.4x 11.4x 9.6x 25th percentile 11.4x 7.9x 13.5x 10.8x 9.4x Selected range—high 12.5x 9.5x 18.1x 13.0x n.a. Selected range—low 10.5x 7.5x 16.1x 11.0x n.a. Previous trading analysis considered CY2025 and CY2026 EBITDA multiples; current analysis considers CY2026 and CY2027 multiples Sources FactSet Notes Strictly Confidential | 19 1. December 2, 2025 reflects the previous trading information which was presented to the Special Committee

2. PRELIMINARY FINANCIAL ANALYSIS

Management Forecast versus February 2025 Business Plan

Comparison of key metrics between Management Forecast and February 2025 Business Plan

Installed capacity[1] (GW)


12.6 12.0
14.6 13.3
15.6 14.1
16.7 15.1
17.9 16.2
19.3 17.2
21.0 18.4
23.0 19.8
25.3 21.4
28.0 23.3
FY26E FY27E FY28E FY29E FY30E FY31E FY32E FY33E FY34E FY35E
February 2025 Business Plan
Management Forecast

EBITDA ($m)


903 919
1,063 1,041
1,272 1,154
1,323 1,190
1,389 1,248
1,454 1,301
1,537 1,350
1,640 1,413
1,766 1,491
1,920 1,579
FY26E FY27E FY28E FY29E FY30E FY31E FY32E FY33E FY34E FY35E
February 2025 Business Plan
Management Forecast

Total (FY26E-FY35E): $12.3bn

Total (FY26E-FY35E): $8.5bn

Capex ($m)


1,267 1,231
1,510 1,043
839 663
837 755
941 601
1,090 608
1,230 706
1,402 829
1,588 948
1,604 1,072
FY26E FY27E FY28E FY29E FY30E FY31E FY32E FY33E FY34E FY35E
February 2025 Business Plan
Management Forecast

Total (FY26E-FY35E): $900m

Total (FY26E-FY35E): $782m

Cash flow to equity ($m)


(45) 90
143 103
92 63
104 75
99 80
110 86
105 84
131 102
329 99
FY27E FY28E FY29E FY30E FY31E FY32E FY33E FY34E FY35E
February 2025 Business Plan
Management Forecast

Key changes versus February 2025 Business Plan

- Installed capacity addition (FY27E–FY35E) in Management Forecast (11.3 GW) is ~27% lower due to lower capacity to fund growth (driven by credit concerns around leverage levels) as well as more negative macro-economic outlook for India
- Lower asset sales (~1.6 GW)—primarily due tougher PPA market conditions linked to higher rates in the near-term, and reduced new capacity build-out longer-term
- EBITDA is on average ~12% lower primarily due to reduced new capacity build-out
- EBITDA from existing assets is marginally (1-2%) lower due to higher escalation in corporate overheads
- No perpetual debt is assumed in Management Forecast (February 2025 Business Plan assumed ~$300m perpetual debt drawn down in FY26)
- Total capex is ~35% lower in Management Forecast due to reduced new capacity build-out

Sources Management Forecast, FactSet, February 2025 Business Plan
Notes Converted to USD using an exchange rate of 1 USD = 94.91 INR as of May 1, 2026
1. Net of capacity divested via asset sales and considering stake adjusted numbers for capacity developed in JVs

Strictly Confidential | 20

Appendix

A Selected Company Analysis

APPENDIX — A. SELECTED COMPANY ANALYSIS Overview of Selected Company Analysis Selected Company Analysis considerations Rothschild & Co reviewed market trading and financial data of selected companies for comparative analysis purposes While no companies are directly comparable to ReNew, Rothschild & Co selected companies with similar operating and financial characteristics Key selection criteria included: Business mix: independent power producers (“IPPs”) with majority of revenue derived from renewable generation assets Size: companies with market capitalization above $1 billion Geography: considering ReNew’s NASDAQ listing and operational base in India, two geographic peer groups were analyzed (i) Companies with primary listings on North American exchanges (“North American Peers”) (ii) Companies with primary listings on Indian exchanges and operations in India (“Indian Peers”) The selected comparable companies include: North American Peers: Boralex Inc. (for reference), Brookfield Renewable Partners LP, Clearway Energy, Inc., Northland Power Inc. and XPLR Infrastructure LP Indian Peers: ACME Solar Holdings Limited, Adani Green Energy Limited, Clean Max Enviro Solutions Limited, JSW Energy Limited, NTPC Green Energy Limited and Tata Power Company Limited Rothschild & Co’s Selected Company Analysis focused on EV / EBITDA multiples, based on Wall Street consensus estimates for CY2026E and CY2027E Other comparative metrics, such as P / E ratio and dividend yield, were considered but ultimately deemed less relevant than EV / EBITDA for companies of this nature Financial data for the Selected Company Analysis was sourced from public filings and other publicly available information Forward-looking figures, such as current and future CY EBITDA estimates, were taken from analysis by Wall Street equity research analysts Strictly Confidential | 23

APPENDIX — A. SELECTED COMPANY ANALYSIS

Selected Company Analysis (1/4)

North America peers

Select comparable companies ($ in millions, except per share data)

	Share price May 1, 2026	% of 52-week high	Market cap.	Enterprise value	EV / EBITDA CY2026E	EV / EBITDA CY2027E	EBITDA CAGR CY'25A - CY'27E	Dividend yield
North America								
Brookfield Renewable Partners LP	$33.35	92.7%	$22,813[1]	$40,684[1]	13.8x[1]	12.6x[1]	9.2%	4.7%
Clearway Energy, Inc. Class C	40.38	97.3%	8,287	16,871	11.7x	10.8x	13.5%	4.7%
Northland Power Inc.	17.10	89.3%	4,472	8,635	7.7x	6.8x	17.2%	3.1%
XPLR Infrastructure, LP	10.71	93.7%	2,062	10,688	10.0x[2]	10.2x[2]	(5.3%)	-
Boralex Inc. (unaffected)[3]	*20.58*	*84.9%*	*2,115*	*5,114*	*9.3x*	*9.0x*	*9.2%*	*2.3%*
Boralex Inc. (today)[4]	*27.17*	*99.7%*	*2,792*	*5,827*	*10.5x*	*10.1x*	*9.4%*	*1.8%*
75th percentile					12.2x	11.2x	14.4%	4.7%
Mean					10.8x	10.1x	13.3%	3.1%
Median					10.8x	10.5x	13.5%	3.9%
25th percentile					9.4x	9.3x	5.6%	2.3%
Summary statistics excluding Brookfield Renewable Partners LP								
75th percentile					*10.8x*	*10.5x*	*15.4%*	*3.9%*
Mean					*9.8x*	*9.2x*	*8.5%*	*2.6%*
Median					*10.0x*	*10.2x*	*15.4%*	*3.1%*
25th percentile					*8.8x*	*8.5x*	*4.1%*	*1.6%*
ReNew	**$5.38**	**69.9%**	**$2,118**[5]	**$9,261**[5]	**9.2x**	**8.2x**	**12.0%**	**-**

Boralex included for reference only and is not included in the summary statistics

Sources Company filings, FactSet, Management Forecast

Notes

1. Excludes minority interest; consensus EBITDA estimates do not include amount attributable to equity method investments and non-controlling interests
2. XPLR Infrastructure Adj. EBITDA reflects consensus estimates less tax credits
3. Unaffected price as of March 20, 2026
4. Price as of May 1, 2026
5. Market capitalization is on fully diluted basis based on ~388.0 million diluted shares outstanding + dilutive effects of in-the-money ESOPs at the evaluated price and warrants at price ~$8.00 / share which reflects the 10-day VWAP as of October 10, 2025, the date the October 10 Offer was submitted

Strictly Confidential | 24

APPENDIX — A. SELECTED COMPANY ANALYSIS Selected Company Analysis (2/4) India peers Select comparable companies ($ in millions, except per share data) Share price May 1, % of 52-week Market Enterprise EV / EBITDA EBITDA CAGR Dividend 2026 high cap. value CY2026E CY2027E CY’25A—CY’27E yield India Adani Green Energy $12.92 96.4% $21,275 $32,412 21.8x 16.4x 34.8% -Tata Power 4.68 95.6% 14,966 20,576 12.1x 10.6x 14.0% 0.6% JSW Energy 5.91 95.3% 10,383 17,164 12.9x 10.8x 27.6% 0.4% NTPC Green Energy 1.15 91.3% 9,725 11,654 22.3x 12.9x 90.8% -ACME Solar 3.19 93.4% 1,934 2,947 10.1x 5.5x 73.9% 0.0% Clean Max Enviro Energy Solutions Limited 12.01 99.2% 1,407 2,201 11.2x 7.0x 75.7% - 75th percentile 19.6x 12.4x 75.2% 0.3% Mean 15.1x 10.5x 52.8% 0.3% Median 12.5x 10.7x 54.3% 0.4% 25th percentile 11.4x 7.9x 29.4% - 1 1 ReNew $5.38 69.9% $2,118 $9,261 9.2x 8.2x 12.0% - Sources Company filings, FactSet, Management Forecast Notes 1. Market capitalization is on fully diluted basis based on ~388.0 million diluted shares outstanding + dilutive effects of in-the-money ESOPs at the evaluated price and warrants at price ~$8.00 / share which reflects Strictly Confidential | 25 the 10-day VWAP as of October 10, 2025, the date the October 10 Offer was submitted

APPENDIX — A. SELECTED COMPANY ANALYSIS Selected Company Analysis (3/4) Selected Company Analysis – North America ($ in millions, except per share data) EV / CY2026E EBITDA Low High EV / CY2026E EBITDA A 10.0x 12.0x CY2026E EBITDA B $1,011 $1,011 Implied enterprise value C ( = A x B ) $10,106 $12,127 Net debt D (6,947) (6,947) Other adjustments1 E (196) (196) Implied equity value F ( = C + D + E ) $2,963 $4,984 Fully diluted shares outstanding2 G 398.0 411.1 Implied equity value per share H ( = F / G ) $7.45 $12.13 EV / CY2027E EBITDA Low High EV / CY2027E EBITDA A 9.0x 11.0x CY2027E EBITDA B $1,126 $1,126 Implied enterprise value C ( = A x B ) $10,133 $12,385 Net debt D (6,947) (6,947) Other adjustments1 E (196) (196) Implied equity value F ( = C + D + E ) $2,990 $5,242 Fully diluted shares outstanding2 G 398.1 413.1 Implied equity value per share H ( = F / G ) $7.51 $12.69 Sources Company filings, ReNew Management, Management Forecast, FactSet Notes 1. Includes Estimated value of warrants using the Black Scholes method based on 10-day VWAP as of October 10, 2025 Strictly Confidential | 26 2. Assumes ~388.0 million diluted shares outstanding + in-the-money ESOPs based on the evaluated price and warrants based on 10-day VWAP as of October 10, 2025

APPENDIX — A. SELECTED COMPANY ANALYSIS Selected Company Analysis (4/4) Selected Company Analysis – India ($ in millions, except per share data) EV / CY2026E EBITDA Low High EV / CY2026E EBITDA A 10.5x 12.5x CY2026E EBITDA B $1,011 $1,011 Implied enterprise value C ( = A x B ) $10,611 $12,633 Net debt D (6,947) (6,947) Other adjustments1 E (196) (196) Implied equity value F ( = C + D + E ) $3,469 $5,490 Fully diluted shares outstanding2 G 400.0 414.8 Implied equity value per share H ( = F / G ) $8.67 $13.23 EV / CY2027E EBITDA Low High EV / CY2027E EBITDA A 7.5x 9.5x CY2027E EBITDA B $1,126 $1,126 Implied enterprise value C ( = A x B ) $8,444 $10,696 Net debt D (6,947) (6,947) Other adjustments1 E (196) (196) Implied equity value F ( = C + D + E ) $1,301 $3,553 Fully diluted shares outstanding2 G 392.2 400.3 Implied equity value per share H ( = F / G ) $3.32 $8.88 Sources Company filings, ReNew Management, Management Forecast, FactSet Notes 1. Includes Estimated value of warrants using the Black Scholes method based on 10-day VWAP as of October 10, 2025 Strictly Confidential | 27 2. Assumes ~388.0 million diluted shares outstanding + in-the-money ESOPs based on the evaluated price and warrants based on 10-day VWAP as of October 10, 2025

B Precedent Transactions Analysis

APPENDIX — B. PRECEDENT TRANSACTIONS ANALYSIS Overview of Precedent Transactions Analysis Precedent Transactions Analysis considerations Rothschild & Co reviewed and analyzed certain financial information and historical merger and acquisition data related to selected public and private transactions that involved target companies operating in the renewable power generation and non-regulated power sectors Rothschild & Co’s Precedent Transactions Analysis focused on the implied EV / EBITDA multiples of the select precedent transactions, based on the terminal enterprise value of the target business implied by the transaction consideration and the estimated EBITDA of the target in the full calendar year in which the transaction was announced In line with the approach taken in the Selected Company Analysis, Rothschild & Co considered two categories of transactions, namely those involving renewables companies listed and / or operating in North America, and those involving renewables companies listed and / or operating in India Financial data for the Precedent Transactions Analysis was sourced from public filings and other publicly available information Forward-looking figures, such as CY EBITDA estimates, were taken from analysis by Wall Street equity research analysts at the time of transaction announcement Several factors limit the comparability of select precedent transactions, including differences in size, geography, business model and contract profile Each transaction involved unique circumstances, inherently differing from ReNew’s specific context Consequently, multiples-based analysis should not be solely relied upon quantitatively when considering the proposed Transaction Strictly Confidential | 29

APPENDIX — B. PRECEDENT TRANSACTIONS ANALYSIS

Precedent Transactions Analysis (1/3)

Select North American renewables transactions ($ in millions)

Ann. date	Buyer	Target	% Acquired	Enterprise value[1,2]	EV / EBITDA[3]
North America					
Mar-26	Brookfield / CDPQ	Boralex	100%	$7,047	14.8x
Mar-26	EQT / GIP	AES Corp	100%	$33,400	11.6x
Feb-25	Caisse de depot et placement du Quebec	Innergex Renewable Energy Inc.	100%	$6,963	11.7x
May-24	Energy Capital Partners Management LP	Atlantica Sustainable Infrastructure plc	100%	7,600	9.3x
Mar-24	Iberdrola SA	Avangrid, Inc.	100%	27,812	11.2x
Jun-23	Brookfield Renewable Partners LP	Duke Renewables LLC	100%	2,800	9.1x
Oct-22	RWECE Clean Energy, Inc.	Con Edison Clean Energy Businesses, Inc.	100%	6,800	11.3x
May-22	TotalEnergies SE	Clearway Energy Group LLC	50%	16,545	12.9x
Jan-22	Blackstone Corporate Private Equity	Invenergy LLC	33%	10,680	14.4x
Mar-20	Brookfield Corporation	TerraForm Power, Inc.	38%	9,682	11.3x
Nov-19	Caisse de depot et placement du Quebec	Pattern Energy Group, Inc.	100%	6,100	16.4x
Apr-18	Algonquin Power & Utilities Corp.	Atlantica Sustainable Infrastructure plc	16%	7,543	9.3x
Feb-18	Capital Dynamics AG	8point3 Energy Partners LP	100%	1,700	14.0x
Nov-17	Algonquin Power & Utilities Corp.	Atlantica Sustainable Infrastructure plc	25%	7,975	10.1x
Mar-17	Brookfield Corporation	TerraForm Power, Inc.	51%	6,555	13.8x
Jan-16	iCON Infrastructure LLP	Capstone Infrastructure Corporation	100%	1,214	9.5x
				75th percentile	13.4x
				Mean	11.7x
				Median	11.3x
				25th percentile	10.0x

Sources Wall Street research, FactSet, Mergermarket

Notes

1. Converted to USD using the exchange rate as of the day prior to announcement of transaction
2. Reflects implied enterprise value for 100% of company
3. CY EBITDA estimates were taken from analysis by Wall Street equity research analysts at the time of transaction announcement

Strictly Confidential | 30

APPENDIX — B. PRECEDENT TRANSACTIONS ANALYSIS

Precedent Transactions Analysis (2/3)

Select Indian renewables transactions ($ in millions)

Ann. Date	Buyer	Target	% Acquired	Enterprise value[1,2]	EV / EBITDA[3]
India					
Dec-24	JSW Energy Limited	O2 Power Private Limited	100%	$1,462	8.3x[4]
May-23	Indi Grid Trust	Virescent Renewable Energy Trust	100%	487	9.4x[4]
Apr-23	Brookfield Renewable Partners LP	Cleanmax Enviro Energy Solutions Pvt Ltd.	51%	719	10.6x
Nov-22	Sembcorp Industries Ltd.	Vector Green Energy Private Limited	100%	595	10.3x[4]
Apr-22	Blackrock Real Assets / Mubdala Investment Company	Tata Renewable Energy Ltd.	11%	6,433	16.6x
Aug-21	Augment Infrastructure Partners UGP LLC	Cleanmax Enviro Energy Solutions Pvt Ltd.	100%	418	10.5x
Aug-21	OMERS Infrastructure Management Inc.	Azure Power Global Limited	19%	2,316	11.4x
Mar-21	ORIX Corp.	Greenko Energy Holdings Pvt Ltd.	22%	10,200	19.1x
Jul-21	Global Power Synergy Public Company	Avaada Power Private Limited	42%	1,755	19.0x[4]
Jan-18	ReNew Energy Global Plc	Ostro Energy Pvt Ltd.	100%	1,598	10.6x[4]
				75th percentile	15.3x
				Mean	12.6x
				Median	10.6x
				25th percentile	10.3x
ReNew M&A stake sale precedents[5]		*Seller*			
Mar-23	Canada Pension Plan Investment Board	Goldman Sachs Group Inc	13%	$7,285	9.4x
Sep-22	Canada Pension Plan Investment Board	Goldman Sachs Group Inc	14%	7,823	9.8x
Feb-22	Canada Pension Plan Investment Board	Goldman Sachs Group Inc	7%	7,388	8.9x
				75th percentile (inc	11.4x
				Mean (incl. ReNe\	11.8x
				Median (incl. ReN	10.5x
				25th percentile (inc	9.4x

Sources Company filings, Wall Street research, FactSet, Mergermarket

Notes

1. Converted to USD using the exchange rate as of the day prior to announcement of transaction
2. Reflects implied enterprise value for 100% of company
3. CY EBITDA for the year in which the transaction was announced
4. Last-twelve months ("LTM") EBITDA or FY EBITDA (EBITDA from the fiscal year in which the transaction was announced) due to lack of public information
5. Converted to USD using the exchange rate published in the Company 6-K for the quarterly period ending prior to transaction announcement; balance sheet data taken from the Company 6-K for the quarterly period ending prior to transaction announcement

Strictly Confidential | 31

APPENDIX — B. PRECEDENT TRANSACTIONS ANALYSIS

Precedent Transactions Analysis (3/3)

Precedent Transactions Analysis ($ in millions, except per share data)

North America

		Low	High
Multiples paid in North American precedent transactions	**A**	**10.5x**	**12.5x**
FY2026E EBITDA	B	$919	$919
Implied enterprise value	**C (= A x B)**	**$9,652**	**$11,491**
Net debt	D	(6,947)	(6,947)
Other adjustments[1]	E	(196)	(196)
Implied equity value	**F (= C + D + E)**	**$2,509**	**$4,348**
Fully diluted shares outstanding[2]	G	395.6	405.3
Implied equity value per share	**H (= F / G)**	**$6.34**	**$10.73**

India

		Low	High
Multiples paid in Indian precedent transactions	**A**	**10.2x**	**12.2x**
FY2026E EBITDA	B	$919	$919
Implied enterprise value	**C (= A x B)**	**$9,376**	**$11,215**
Net debt	D	(6,947)	(6,947)
Other adjustments[1]	E	(196)	(196)
Implied equity value	**F (= C + D + E)**	**$2,233**	**$4,072**
Fully diluted shares outstanding[2]	G	394.1	402.2
Implied equity value per share	**H (= F / G)**	**$5.67**	**$10.12**

Sources Company filings, ReNew Management, Management Forecast, FactSet

Notes

1. Includes Estimated value of warrants using the Black Scholes method based on 10-day VWAP as of October 10, 2025
2. Assumes ~388.0 million diluted shares outstanding + in-the-money ESOPs based on the evaluated price and warrants based on 10-day VWAP as of October 10, 2025

Strictly Confidential | 32

C WACC and Cost of Equity

APPENDIX — C. WACC AND COST OF EQUITY WACC and Cost of Equity (1/4) Basis of calculation To establish the weighted average cost of capital (“WACC”) for the Company, Rothschild & Co performed the following market standard WACC calculation consistent with Rothschild & Co’s internal WACC calculation guidelines: Where: Source of capital Cost of capital Other D = Market value of net debt Kd = Pre-tax cost of debt CAP = Market value of net debt + market value of equity (D + E) E = Market of equity Ke = Cost of equity T = Statutory tax rate The Capital Asset Pricing Model (“CAPM”) has been employed to calculate cost of equity, defined as follows:* ERP + SP + CRP Where: Rf = Risk free rate ERP = Equity risk premium    CRP = Country risk premium â = Beta SP = Size premium Strictly Confidential | 34

APPENDIX — C. WACC AND COST OF EQUITY

WACC and Cost of Equity (2/4)

WACC CAPM calculation

WACC component		Assumption
Risk free rate	A	4.96%
Unlevered beta	B	0.33
Target equity-to-total capital	C	50.39%
Re-levered beta	D (= B * (1 + (1 – J) * L / C))	0.58
Equity risk premium	E	6.31%
Country risk premium	F	2.54%
Size premium	G	1.05%
Cost of equity	**H (= A + (D * E) + F + G)**	**12.21%**
Pre-tax cost of debt	I	8.80%
Tax rate	J	25.20%
Post-tax cost of debt	**K (= I * (1 – J))**	**6.58%**
Target debt-to-total capital	L	49.61%
WACC	**M (= H * C + K * L)**	**9.42%**

Commentary

- Market data as of May 1, 2026
- **(A) Risk free rate**: 20-year U.S. Treasury yield
- **(B) Unlevered beta**: 2-year historical adjusted beta (weekly periodicity) of select North American renewables companies (exclusive of ReNew[1])
  - Indian renewables companies were considered; however, they were not factored into the calculations, given ReNew (traded on the NASDAQ) has much closer alignment to North American renewables companies in terms of beta and capitalization
- **(L) / (C) Capital structure**: based on capitalization of select North American renewables companies
- **(E) Equity risk premium**: supply-side long-term equity risk premium as provided by Kroll
- **(F) Country risk premium**: calculated as the spread between 20-year Indian government bond yield and U.S. 20-year Treasury yield
- **(G) Size premium**: based on size premium for companies with market cap. of ~$1,472 – $2,518 million as per the Center for Research in Security Prices ("CRSP") and provided by Kroll
- **(I) Pre-tax cost of debt**: as provided by the Company
- **(J) Tax rate**: Indian statutory tax rate

Sources Company filings, Bloomberg, FactSet, Kroll, CRSP
Notes
1. ReNew's recent trading following the Consortium's rescinded offer has had a material impact on its beta

Strictly Confidential | 35

APPENDIX — C. WACC AND COST OF EQUITY WACC and Cost of Equity (3/4) WACC sensitivities—Unlevered beta vs. debt-to-total capital Cost of equity sensitivities—Unlevered beta vs. debt-to-total capital Sensitivities around unlevered beta and debt-to-total capital, based on quartile range of select North American renewables companies, utilized to inform cost of equity range applied in the DDM Analysis, detailed earlier in this presentation Unlevered beta Unlevered beta 0.23 0.28 0.33 0.38 0.43 0.23 0.28 0.33 0.38 0.43 39.6% 9.10% 9.39% 9.67% 9.95% 10.24% 39.6% 10.76% 11.23% 11.70% 12.17% 12.64% . 44.6% 8.99% 9.27% 9.55% 9.83% 10.11% . 44.6% 10.92% 11.43% 11.93% 12.44% 12.94% ca p ca p total total 49.6% 8.87% 9.14% 9.42% 9.70% 9.97% 49.6% 11.12% 11.67% 12.21% 12.76% 13.31% o—o — t—t e bt e bt D 54.6% 8.75% 9.02% 9.30% 9.57% 9.84% D 54.6% 11.36% 11.96% 12.56% 13.16% 13.76% 59.6% 8.63% 8.90% 9.17% 9.44% 9.71% 59.6% 11.66% 12.33% 12.99% 13.65% 14.32% Strictly Confidential | 36 Sources Company filings, Bloomberg, FactSet, Kroll, CRSP

APPENDIX — C. WACC AND COST OF EQUITY

WACC and Cost of Equity (4/4)

Select comparable companies ($ in millions)[1]

	Market cap.[2]	Net debt	Enterprise value	Net debt / Equity	Net debt / Total capital	2-year weekly Historical adj. beta[3]	2-year weekly Unlevered beta[4]	5-year monthly Historical adj. beta[3]	5-year monthly Unlevered beta[4]
North America									
Brookfield Renewable Partners LP	$22,813	$16,026	$40,684	70%	39%	0.17	0.11	0.87	0.59
Clearway Energy, Inc.	8,287	8,584	16,871	104%	51%	0.84	0.47	0.84	0.47
Northland Power Inc.	4,472	4,678	8,635	105%	54%	0.63	0.33	0.61	0.33
XPLR Infrastructure LP	2,062	5,242	10,688	254%	49%	0.80	0.47	0.96	0.56
Mean				133%	48%	0.61	0.35	0.82	0.49
Median				104%	50%	0.71	0.40	0.85	0.52
Boralex Inc.[5]	$2,793	$3,180	$5,828	114%	55%	0.56	0.30	0.43	0.23
Mean - incl. Boralex				129%	50%	0.60	0.34	0.74	0.43
Median - incl. Boralex				105%	51%	0.63	0.33	0.84	0.47
ReNew	**$2,118**	**$6,947**	**$9,261**	**328%**	**75%**	**0.41**	**0.13**	**1.07**	**0.33**
Mean - incl. ReNew				162%	54%	0.57	0.30	0.80	0.42
Median - incl. ReNew				109%	53%	0.59	0.32	0.85	0.40
India									
Adani Green Energy Limited	$21,275	$10,225	$32,412	48%	32%	1.84	1.37	2.24	1.66
Tata Power Company Limited	14,966	6,210	20,576	41%	30%	1.19	0.90	1.18	0.89
JSW Energy Limited	10,383	6,523	17,164	63%	38%	0.84	0.57	1.41	0.96
NTPC Green Energy Limited	9,725	2,270	11,654	23%	19%	1.13	0.96	1.14	0.96
ACME Solar Holdings Limited	1,934	1,012	2,947	52%	34%	0.80	0.57	0.23	0.17
Mean				46%	31%	1.16	0.87	1.24	0.93
Median				48%	32%	1.13	0.90	1.18	0.96

Sources Company filings, FactSet, Bloomberg

Notes
1. Analysis excludes Clean Max Enviro Solutions Ltd given lack of historical data; Clean Max listed on March 2, 2026
2. Market data as of May 1, 2026
3. 2-year adjusted historical beta (weekly periodicity) and 5-year adjusted historical beta (monthly periodicity) sourced from Bloomberg as of May 1, 2026
4. Unlevered beta = historical adjusted beta / (1 + (1 – statutory tax rate) * D / E))
5. Boralex data as of March 24, 2026

Strictly Confidential | 37

D Management Forecast

APPENDIX — D. MANAGEMENT FORECAST Overview of Management Forecast (1/2) ReNew Management developed and provided the Company’s long-term financial projections to Rothschild & Co, which were reviewed and approved by the Special Committee (the “Management Forecast”) Long-term financial projections’ eliminations to reflect internal sales (from the manufacturing segment to ReNew-owned solar projects) have been incorporated into the consolidated financials underlying the long-term financial projections Management Forecast covers a 9-year forecast period (FY2027 – FY2035), including certain key annual financial projections for two segments: the IPP Business (development, ownership and operation of renewable generation projects in India) and the Manufacturing Business (production of solar modules and cells) Financial figures in the Management Forecast are presented in Indian Rupees (“INR”), and for the purposes of financial analyses conducted throughout this presentation, INR figures have been converted to U.S. dollars (“USD” or “$”), using an exchange rate of 1 USD Overview = 94.91 INR as of May 1, 2026 Management Forecast was compiled on a consolidated “top-down” basis, combining financial data of the two business segments and corporate overheads, including appropriate eliminations and adjustments to reflect a consolidated perspective Management Forecast contains consolidated financial information and certain key annual projections but does not provide detailed entity-level financials, asset level financials or underlying assumptions Management Forecast is for a considerably shorter time period than the useful life of the underlying assets Management Forecast comprises levered cash flows, reflecting both current and expected future borrowings, and associated debt service Rothschild & Co’s financial analysis for evaluating the Revised Proposal has been based on the Management Forecast at the direction of the Company and the Special Committee Management Forecast reflects ~11.0 GW of gross commissioned capacity by the end of FY2026 Management Forecast assumes its existing IPP wind and solar assets have an average useful life 30 years, with a current average age of ~6 years and no asset retirements during the 10-year forecast period Tariffs are fixed for the duration of the power purchase agreements (“PPA”s) from the start of asset commercial operations, resulting in IPP Business— stable annual revenues of ~$1.0 billion and EBITDA that declines slightly from $0.8 billion to $0.7 billion throughout the forecast period existing assets Management Forecast assumes no incremental capex for existing assets over the forecast period The existing asset portfolio includes three joint venture (“JV”) projects, with ReNew owning a 51% equity interest These projects are accounted for in the Management Forecast at the EBITDA level, adjusted negatively to reflect EBITDA attributed to JV partners Strictly Confidential | 39 Sources Management Forecast

APPENDIX — D. MANAGEMENT FORECAST

Overview of Management Forecast (2/2)

IPP Business—new assets	▪ Management Forecast assumes ~14.7 GW of gross new asset additions from FY2026 to FY2035, averaging ~1.47 GW annually and ~13.1 GW of net new asset additions after asset sales ◦ Management Forecast assumes annual capacity additions based on ReNew's existing pipeline of pre-commissioning projects, adjusted for potential project cancellations or abandonment ▪ Management Forecast assumes total capex for new assets over the forecast period is projected to be ~$8.3 billion, averaging ~$0.8 billion annually ▪ Management Forecast assumes new assets are projected to generate ~$0.9 billion of EBITDA annually by FY2035 ▪ Management Forecast assumes the annual sale of approximately 400 MW of pre-commissioning assets from FY26-FY29 (1.6 GW in total), providing additional funding for pipeline development over that period ◦ Sale proceeds are based on a transaction multiple assumption of ~9x EBITDA, consistent with historical realizations ▪ Other key assumptions in the Management Forecast include the following: ◦ Portfolio mix: 80% solar / 20% wind ◦ Average tariffs: ~2.62 INR / KWh (solar) and ~3.84 INR / KWh (wind), averaging ~2.86 INR / KWh ◦ Plant load factor ("PLF"): ~31% (solar) and ~34% (wind), averaging ~32% ◦ Target project equity IRR: 16% – 20% ◦ Target project debt / equity funding ratio: 75% debt / 25% equity
Manufacturing Business	▪ Management Forecast assumes total manufacturing capacity of 6.4 GW modules (2.4 GW Dholera, 4.0 GW Jaipur) and 6.5 GW of cell manufacturing (2.5 Dholera, 4.0 GW Gujarat) ◦ ~4 GW module capacity at Jaipur facility assumes both internal captive requirements and external sales ▪ Management Forecast assumes no additional capex ▪ Management Forecast assumes revenue peaks by FY2030, driven by increased plant utilization (assuming stable unit selling prices) ◦ However, the Management Forecast projects revenue to decline thereafter during the remainder of the forecast period

Sources Management Forecast

Strictly Confidential | 40

APPENDIX — D. MANAGEMENT FORECAST

Management Forecast—Consolidated

Consolidated cash flow profile ($ in millions)[1,2]

(USDm)		Fiscal year ended March 31,							
	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Consolidated business									
Total capacity (MW)									
Existing asset capacity[2]	10,111	10,111	10,111	10,111	10,111	10,111	10,111	10,111	10,111
New assets' cumulative annual additions[2]	*3,226*	*3,994*	*4,974*	*6,058*	*7,085*	*8,288*	*9,695*	*11,313*	*13,141*
Total capacity	**13,337**	**14,105**	**15,085**	**16,169**	**17,196**	**18,399**	**19,806**	**21,424**	**23,252**
Revenue	**$1,829**	**$2,089**	**$2,175**	**$2,292**	**$2,377**	**$2,424**	**$2,484**	**$2,560**	**$2,530**
% growth	*NA*	*14.2%*	*4.1%*	*5.4%*	*3.7%*	*2.0%*	*2.4%*	*3.1%*	*(1.2%)*
(-) Total costs	(788)	(935)	(986)	(1,045)	(1,076)	(1,074)	(1,071)	(1,069)	(951)
EBITDA	**$1,041**	**$1,154**	**$1,190**	**$1,248**	**$1,301**	**$1,350**	**$1,413**	**$1,491**	**$1,579**
% margin (1)	*56.9%*	*55.2%*	*54.7%*	*54.4%*	*54.7%*	*55.7%*	*56.9%*	*58.3%*	*62.4%*
% growth	*29.6%*	*10.9%*	*3.1%*	*4.8%*	*4.3%*	*3.8%*	*4.7%*	*5.6%*	*5.8%*
(-) Depreciation & amortization	(304)	(339)	(370)	(392)	(416)	(439)	(465)	(497)	(530)
EBIT	**$737**	**$815**	**$820**	**$855**	**$885**	**$911**	**$948**	**$995**	**$1,049**
(+) Depreciation & amortization	304	339	370	392	416	439	465	497	530
(-) Levered cash taxes	(17)	(23)	(24)	(26)	(27)	(27)	(25)	(27)	(28)
(+) Proceeds from sale of assets (2)	74	74	74	-	-	-	-	-	-
(-) Capital expenditures (3)	(1,043)	(663)	(755)	(601)	(608)	(706)	(829)	(948)	(1,072)
(-) Interest expense	(630)	(651)	(662)	(669)	(676)	(682)	(693)	(711)	(735)
(+) Interest income (4)	36	36	36	36	36	36	36	36	36
(+) Debt disbursement (5)	941	496	556	471	446	523	611	703	794
(-) Debt repayment	(314)	(322)	(354)	(386)	(394)	(411)	(430)	(444)	(477)
(+) Adj. for charges across joint ventures	2	2	2	2	2	2	2	2	2
FCFE	**$90**	**$103**	**$63**	**$75**	**$80**	**$86**	**$84**	**$102**	**$99**

Commentary

1. Consolidated EBITDA margin reflects blend of IPP Business (90%+) and Manufacturing Business (<10%), net of corporate overheads
2. Cumulative sale of 1,600MW through 2029 and no asset sales thereafter
3. Capex entirely allocated to new generation assets, with no ongoing capex assumed for existing IPP assets (captured within operational expenses) or Manufacturing Business
4. Income generated from 4.4% interest on ~$810 million of restricted cash
5. ~$130 million drawn for existing assets over FY2026 – FY2027, but all other borrowings primarily used to fund development / construction of new assets

Sources Management Forecast, FactSet
Notes
1. Converted to USD using an exchange rate of 1 USD = 94.91 INR as of May 1, 2026
2. Capacity on a proportionally owned basis (net of JVs)

Strictly Confidential | 41

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—Capacity Net capacity over time (GW)1,2 23.3 21.4 19.8 18.4 15.1 16.2 17.2 13.3 14.1 14.7 11.3 12.9 7.7 8.7 9.9 4.2 5.3 6.6 10.1 10.1 10.1 10.1 10.1 10.1 10.1 10.1 10.1 (1.0) (1.3) (1.6) (1.6) (1.6) (1.6) (1.6) (1.6) (1.6) 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E Existing capacity Cumulative additions Cumulative selldown 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E Existing capacity 10.1 10.1 10.1 10.1 10.1 10.1 10.1 10.1 10.1 Cumulative additions3 4.2 5.3 6.6 7.7 8.7 9.9 11.3 12.9 14.7 Cumulative selldown3 (1.0) (1.3) (1.6) (1.6) (1.6) (1.6) (1.6) (1.6) (1.6) Net Capacity 13.3 14.1 15.1 16.2 17.2 18.4 19.8 21.4 23.3 Sources Management Forecast Notes 1. Years reflect ReNew’s fiscal years ending on March 31; FY2026 capacity reflects full-year capacity 2. Capacity on a proportionally owned basis (net of JVs) Strictly Confidential | 42 3. Cumulative additions/selldowns reflects cumulative figure from the start of FY2026

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—Capex Capex over time ($ in millions)1,2 $1,043 $1,706 $2,461 $3,061 $3,669 $4,375 $5,204 $6,152 $7,225 Cumulative capex $1,072 $1,043 $948 $829 $755 $706 $663 $608 $601 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E Annual capex $1,043 $663 $755 $601 $608 $706 $829 $948 $1,072 Cumulative capex 1,043 1,706 2,461 3,061 3,669 4,375 5,204 6,152 7,225 Sources Management Forecast, FactSet Notes 1. Converted to USD using an exchange rate of 1 USD = 94.91 INR as of May 1, 2026 Strictly Confidential | 43 2. Years reflect ReNew’s fiscal years ending on March 31; FY2026 cash flows reflect full-year cash flow projections

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—Gross debt Gross debt over time ($ in millions)1,2 $9,891 $10,209 $9,345 $9,455 $9,635 $9,051 $9,217 $9,297 $8,855 112 64 300 230 163 392 402 2,189 2,625 3,147 3,575 3,968 4,430 4,969 5,588 6,284 $6,274 $6,023 $5,769 $5,492 $5,214 $4,914 $4,602 $4,267 $3,908 (314) (322) (354) (386) (394) (411) (430) (444) (477) 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E IPP Business—existing assets IPP Business—new assets Manufacturing Business Total amortization 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E IPP Business—existing assets $6,274 $6,023 $5,769 $5,492 $5,214 $4,914 $4,602 $4,267 $3,908 IPP Business—new assets 2,189 2,625 3,147 3,575 3,968 4,430 4,969 5,588 6,284 Manufacturing Business 392 402 300 230 163 112 64 37 17 Total amortization (314) (322) (354) (386) (394) (411) (430) (444) (477) Total gross debt $8,855 $9,051 $9,217 $9,297 $9,345 $9,455 $9,635 $9,891 $10,209 Sources Management Forecast, FactSet Notes 1. Converted to USD using an exchange rate of 1 USD = 94.91 INR as of May 1, 2026 Strictly Confidential | 44 2. Years reflect ReNew’s fiscal years ending on March 31; FY2026 cash flows reflect full-year cash flow projections

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—Revenue Revenue over time ($ in millions)1,2,3 $2,560 $2,530 $2,424 $2,484 $2,377 $2,292 $2,175 $2,089 757 585 804 $1,829 900 894 850 868 846 691 989 726 848 530 620 287 356 441 186 $952 $956 $951 $952 $953 $954 $955 $955 $956 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E IPP Business—existing assets IPP Business—new assets Manufacturing Business 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E IPP Business—existing assets $952 $956 $951 $952 $953 $954 $955 $955 $956 IPP Business—new assets 186 287 356 441 530 620 726 848 989 Manufacturing Business 691 846 868 900 894 850 804 757 585 Total revenue $1,829 $2,089 $2,175 $2,292 $2,377 $2,424 $2,484 $2,560 $2,530 Sources Management Forecast, FactSet Notes 1. Converted to USD using an exchange rate of 1 USD = 94.91 INR as of May 1, 2026 2. Years reflect ReNew’s fiscal years ending on March 31; FY2026 cash flows reflect full-year cash flow projections Strictly Confidential | 45 3. Includes new 4 GW cell factory in Gujarat

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—EBITDA EBITDA over time ($ in millions)1,2,3 56.9% 55.2% 54.7% 54.4% 54.7% 55.7% 56.9% 58.3% 62.4% Margin % $1,579 $1,413 $1,491 $1,350 42 $1,248 $1,301 67 $1,154 $1,190 106 86 $1,041 142 126 151 148 755 880 118 472 552 646 165 256 317 392 $758 $747 $725 $713 $703 $692 $681 $669 $657 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E IPP Business—existing assets IPP Business—new assets Manufacturing Business 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E IPP Business—existing assets $758 $747 $725 $713 $703 $692 $681 $669 $657 IPP Business—new assets 165 256 317 392 472 552 646 755 880 Manufacturing Business 118 151 148 142 126 106 86 67 42 Total EBITDA $1,041 $1,154 $1,190 $1,248 $1,301 $1,350 $1,413 $1,491 $1,579 Sources Management Forecast, FactSet Notes 1. Converted to USD using an exchange rate of 1 USD = 94.91 INR as of May 1, 2026 Strictly Confidential | 46 2. Years reflect ReNew’s fiscal years ending on March 31; FY2026 cash flows reflect full-year cash flow projections

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—IPP Business—existing assets IPP Business—existing assets cash flow profile ($ in millions)1 Fiscal year ended March 31, 9-year (USDm) 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E CAGR IPP Business—existing assets Total capacity (MW) 10,111 10,111 10,111 10,111 10,111 10,111 10,111 10,111 10,111 - 2 Gross production (GWh) 88,571 88,571 88,571 88,571 88,571 88,571 88,571 88,571 88,571 - Revenue $952 $956 $951 $952 $953 $954 $955 $955 $956 0.1% % growth 1.3% 0.4% (0.5%) 0.1% 0.1% 0.1% 0.1% 0.1% 0.1% (-) implied total costs (194) (209) (226) (239) (250) (261) (273) (286) (299) EBITDA $758 $747 $725 $713 $703 $692 $681 $669 $657 (1.8%) % margin 79.6% 78.2% 76.2% 74.9% 73.8% 72.6% 71.4% 70.1% 68.7% % growth 1.1% (1.4%) (3.0%) (1.6%) (1.4%) (1.5%) (1.6%) (1.7%) (1.8%) (-) Depreciation & amortization (222) (222) (221) (221) (221) (220) (220) (220) (220) (0.1%) EBIT $536 $525 $504 $492 $482 $472 $461 $450 $438 (2.5%) (+) Depreciation & amortization 222 222 221 221 221 220 220 220 220 (0.1%) (-) Levered cash taxes (14) (15) (15) (15) (16) (18) (18) (21) (24) 7.1% (+) Proceeds from sale of assets — — — — - -(-) Capital expenditures — — — — —(-) Interest expense (518) (496) (474) (451) (427) (402) (376) (348) (317) (5.9%) (+) Interest income 36 36 36 36 36 36 36 36 36 -(+) Debt disbursement 39 — — — — (100.0%) (-) Debt repayment (268) (250) (254) (277) (278) (300) (312) (335) (359) 3.7% FCFE $33 $21 $18 $5 $16 $8 $11 $2 ($8) - Total debt—closing balance $6,274 $6,023 $5,769 $5,492 $5,214 $4,914 $4,602 $4,267 $3,908 Implied interest rate 8.0% 7.9% 7.9% 7.8% 7.8% 7.7% 7.6% 7.6% 7.4% 3 Implied debt service coverage ratio 0.95x 0.98x 0.98x 0.96x 0.97x 0.96x 0.96x 0.95x 0.94x Sources Management Forecast, FactSet Notes 1. Converted to USD using an exchange rate of 1 USD = 94.91 INR as of May 1, 2026 2. Capacity on a proportionally owned basis (net of JVs) Strictly Confidential | 47 3. Calculated as EBITDA minus cash taxes, divided by debt service (interest payments and amortization)

APPENDIX — D. MANAGEMENT FORECAST Management Forecast—IPP Business—new assets IPP Business—new assets cash flow profile ($ in millions)1 Fiscal year ended March 31, 9-year (USDm) 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E CAGR IPP Business—new assets 2 Annual additions (MW) 1,353 768 980 1,084 1,027 1,203 1,407 1,618 1,828 3.8% 2 Cumulative 3,226 3,994 4,974 6,058 7,085 8,288 9,695 11,313 13,141 19.2% Revenue $186 $287 $356 $441 $530 $620 $726 $848 $989 23.2% % growth NA 54.6% 24.0% 23.7% 20.4% 17.0% 17.0% 16.9% 16.5% (-) implied total costs (20) (32) (39) (48) (58) (68) (80) (93) (109) EBITDA $165 $256 $317 $392 $472 $552 $646 $755 $880 23.2% % margin 89.0% 89.0% 89.0% 89.0% 89.0% 89.0% 89.0% 89.0% 89.0% % growth n.a. 54.6% 24.0% 23.7% 20.4% 17.0% 17.0% 16.9% 16.5% (-) Depreciation & amortization (49) (75) (93) (115) (139) (163) (190) (222) (259) 23.2% EBIT $117 $180 $224 $277 $333 $389 $456 $533 $621 23.2% (+) Depreciation & amortization 49 75 93 115 139 163 190 222 259 23.2% (-) Levered cash taxes — — — — - -(+) Proceeds from sale of assets 74 74 74 — — — (100.0%) (-) Capital expenditures (861) (630) (755) (601) (608) (706) (829) (948) (1,072) 2.8% (-) Interest expense (85) (129) (158) (194) (231) (267) (310) (359) (416) 22.0% (+) Interest income — — — — - -(+) Debt disbursement 718 464 556 471 446 523 611 703 794 1.3% (-) Debt repayment (16) (28) (35) (43) (53) (62) (72) (84) (98) 25.2% FCFE ($4) $7 ($0) $26 $27 $41 $46 $66 $88 - Total debt—closing balance $2,189 $2,625 $3,147 $3,575 $3,968 $4,430 $4,969 $5,588 $6,284 Implied interest rate 5.7% 5.9% 6.0% 6.2% 6.5% 6.7% 7.0% 7.2% 7.4% Implied debt service coverage ratio3 1.64x 1.62x 1.64x 1.66x 1.67x 1.68x 1.69x 1.70x 1.71x Sources Management Forecast, FactSet Notes 1. Converted to USD using an exchange rate of 1 USD = 94.91 INR as of May 1, 2026 2. Annual capacity additions net of projected asset sales; 2027E cumulative capacity includes 2026 additions Strictly Confidential | 48 3. Calculated as EBITDA minus cash taxes, divided by debt service (interest payments and amortization)

E DDM Analysis

APPENDIX — E. DDM ANALYSIS

Consolidated DDM Analysis[1]

DDM Analysis – Consolidated ($ in millions)[1,2]

	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E	Terminal Year
Consolidated										
EBITDA	**$1,041**	**$1,154**	**$1,190**	**$1,248**	**$1,301**	**$1,350**	**$1,413**	**$1,491**	**$1,579**	**$1,671**
% annual growth	*13.3%*	*10.9%*	*3.1%*	*4.8%*	*4.3%*	*3.8%*	*4.7%*	*5.6%*	*5.8%*	*5.8%*
(-) Depreciation & amortization	(304)	(339)	(370)	(392)	(416)	(439)	(465)	(497)	(530)	(530)
EBIT	**$737**	**$815**	**$820**	**$855**	**$885**	**$911**	**$948**	**$995**	**$1,049**	**$1,141**
(+) Depreciation & amortization	304	339	370	392	416	439	465	497	530	530
(+) Adjustment for charges across joint ventures	2	2	2	2	2	2	2	2	2	2
(-) Levered cash taxes	(17)	(23)	(24)	(26)	(27)	(27)	(25)	(27)	(28)	(288)
(+) Proceeds from sale of assets	74	74	74	-	-	-	-	-	-	-
(-) Capital expenditures	(1,043)	(663)	(755)	(601)	(608)	(706)	(829)	(948)	(1,072)	(530)
FCFF	**$58**	**$544**	**$487**	**$623**	**$668**	**$620**	**$561**	**$518**	**$481**	**$856**
(-) Interest expense	(630)	(651)	(662)	(669)	(676)	(682)	(693)	(711)	(735)	
(+) Interest income	36	36	36	36	36	36	36	36	36	
(+) Debt disbursement	941	496	556	471	446	523	611	703	794	
(-) Debt repayment	(314)	(322)	(354)	(386)	(394)	(411)	(430)	(444)	(477)	
(+/-) Perpetual debt drawdown	-	-	-	-	-	-	-	-	-	
FCFE	**$90**	**$103**	**$63**	**$75**	**$80**	**$86**	**$84**	**$102**	**$99**	
Discount factor	*0.94*	*0.84*	*0.75*	*0.67*	*0.60*	*0.53*	*0.47*	*0.42*	*0.38*	*0.34*
Discounted FCFE[3]	**$85**	**$87**	**$47**	**$50**	**$48**	**$46**	**$40**	**$43**	**$37**	

Cumulative discounted FCFE (FY2027 - FY2035)	***A***	**$482**
FCFF (terminal year)[4]		$856
Capitalization factor[5]		*18.5x*
Terminal year enterprise value		$15,848
Memo: Implied terminal year EV / EBITDA		*9.5x*
(-) 2035E year-end net debt		(9,460)
Terminal equity value		$6,387
PV of terminal equity value	***B***	**$2,140**
Equity value	***= A + B***	**$2,622**

1. Converted to USD using an exchange rate of 1 USD = 94.91 INR as of May 1, 2026
2. Reflects fiscal year end on March 31
3. Discounted at 12.2% cost of equity using mid-year convention to March 31, 2026
4. Based on estimated normalized unlevered FCFF, assuming one year of EBITDA growth at historical 2035 rate to reflect impact of 2035 capex, terminal capital expenditures equal to depreciation for steady state maintenance of fleet and cash taxes based on statutory Indian tax rate of 25.2% applied to operating profits
5. Derived from perpetuity growth formula (1 / (r – g)) where r = 9.4% and g = Reserve Bank of India's stated 4.0% inflation target

Sources Management Forecast, FactSet
Notes Represents cash flows for portfolio on proportionally-owned basis (net of JVs)

50

APPENDIX — E. DDM ANALYSIS Consolidated DDM Analysis1 DDM Analysis – Consolidated (cont’d) ($ in millions, except per share data)  Implied    equity value2 Implied    enterprise value2 Perpetuity growth rate Perpetuity growth rate    3.50% 3.75% 4.00% 4.25% 4.50% 3.50% 3.75% 4.00% 4.25% 4.50%    14.20% $1,880 $2,062 $2,261 $2,479 $2,719    14.20% $9,023 $9,205 $9,404 $9,622 $9,862 uity 13.20% 2,020 2,217 2,433 2,670 2,931 uity 13.20% 9,163 9,360 9,576 9,813 10,074 q e e q of 12.20% 2,172 2,387 2,622 2,880 3,164 of 12.20% 9,315 9,530 9,765 10,023 10,307 t t s o o s C    11.20% 2,339 2,573 2,829 3,110 3,419 C 11.20% 9,482 9,716 9,972 10,252 10,562 10.20% 2,522 2,777 3,056 3,361 3,698 10.20% 9,665 9,920 10,198 10,504 10,841 Implied equity value per share2,3 Implied CY2026E EV / EBITDA multiple Perpetuity growth rate Perpetuity growth rate 3.50% 3.75% 4.00% 4.25% 4.50% 3.50% 3.75% 4.00% 4.25% 4.50%    14.20% $4.79 $5.24 $5.74 $6.27 $6.85    14.20% 8.9x 9.1x 9.3x 9.5x 9.8x y t 13.20% 5.13 5.63 6.16 6.73 7.37 y t 13.20% 9.1x 9.3x 9.5x 9.7x 10.0x ui eq eq ui f 12.20% 5.51 6.05 6.62 7.24 7.93f 12.20% 9.2x 9.4x 9.7x 9.9x 10.2x o o Cost 11.20% 5.93 6.50 7.12 7.80 8.55 Cost 11.20% 9.4x 9.6x 9.9x 10.1x 10.5x 10.20% 6.37 6.99 7.67 8.41 9.23 10.20% 9.6x 9.8x 10.1x 10.4x 10.7x Sources ReNew Management, Management Forecast, FactSet October 10, 2025 Notes 3. Assumes ~388.0 million diluted shares outstanding + in-the-money ESOPs based on the evaluated 1. Converted to USD using an exchange rate of 1 USD = 94.91 INR as of May 1, 2026 price and warrants based on 10-day VWAP as of October 10, 2025 51 2. Includes Estimated value of warrants using the Black Scholes method based on 10-day VWAP as of

F Additional supplemental materials

APPENDIX — F. ADDITIONAL SUPPLEMENTAL MATERIALS Overview of Premia Paid Analysis Premia Paid Analysis considerations Rothschild & Co reviewed and analyzed certain financial information and historical merger and acquisition data related to selected public transactions Rothschild & Co reviewed premiums paid in completed transactions announced since January 1, 2016, involving the acquisition of controlling interests and subsequent delisting of public targets Two categories of transactions, in particular, were considered: (i) Precedent transactions involving renewables-focused companies with transaction values exceeding $300 million (ii) Precedent transactions involving controlling shareholders acquiring remaining minority interests in listed targets, specifically all-cash transactions exceeding $100 million in transaction value For each transaction, Rothschild & Co assessed final offer premium per share vs. the unaffected share price1 and various VWAPs Select reference ranges for implied ReNew share price, as shown in Section 4 are based on the premia to the Company’s unaffected share price21 Financial data for the Premia Paid Analysis was sourced from public filings and other publicly available information Several factors limit the comparability of selected precedent transactions, including differences in size, geography, business model and contract profile Each transaction involved unique circumstances, inherently differing from ReNew’s specific context Consequently, premia-based analysis should not be solely relied upon quantitatively when considering the proposed Transaction Sources Wall Street research, FactSet Notes Strictly Confidential | 53 1. ReNew’s unaffected share price as of November 25, 2024, the last trading day prior to public speculation about a potential take-private transaction

APPENDIX — F. ADDITIONAL SUPPLEMENTAL MATERIALS

Premia Paid Analysis (1/2)

Select global renewables transactions ($ in millions)

Ann. date	Buyer	Target	% Acquired	Enterprise value[1,2]	Equity value[2]		Premia			
					Unaffected[3]	Final	Unaffected[3]	30-day VWAP[4]	90-day VWAP[4]	180-day VWAP[4]
Mar-26	Brookfield / CDPQ	Boralex	100%	$7,047	$2,083	$2,745	32%	37%	40%	42%
Mar-26	EQT / GIP	AES Corp	100%	$33,400	$7,888	$10,688	36%	42%	40%	36%
Feb-25	Caisse de depot et placement du Quebec	Innergex Renewable Energy Inc.	100%	$6,963	$1,288	$1,979	54%	80%	73%	66%
Nov-24	Tokyu Fudosan Holdings Corp.	Renewable Japan Co., Ltd.	84%	1,012	105	247	135%	115%	100%	91%
Jun-24	Abu Dhabi Future Energy Company	Terna Energy S.A.	100%	3,401	2,490	2,597	4%	8%	10%	14%
May-24	Brookfield Corporation	Neoen SA	100%	8,476	5,211	5,627	27%	32%	40%	44%
May-24	Energy Capital Partners Management LP	Atlantica Sustainable Infrastructure plc	100%	7,600	2,179	2,590	19%	22%	21%	17%
May-24	EQT Infrastructure	OX2 AB	100%	1,248	1,054	1,511	43%	45%	36%	29%
Mar-24	Iberdrola SA	Avangrid, Inc.	100%	27,812	12,452	13,876	11%	15%	12%	14%
Mar-24	KKR & Co Inc	Encavis AG	100%	4,605	2,358	3,079	31%	47%	42%	40%
Dec-23	KKR & Co Inc	Greenvolt - Energias Renovaveis SA	100%	1,851	1,139	1,270	12%	18%	30%	32%
Jun-23	Antin Infrastructure Partners	Opdenergy Holding SA	100%	1,319	636	931	46%	50%	51%	42%
Mar-23	EQT Infrastructure	Tion Renewables AG	82%	326	119	161	35%	33%	33%	30%
May-22	KKR & Co Inc	ContourGlobal Plc	100%	5,389	1,782	2,180	22%	24%	25%	26%
Apr-22	KKR & Co Inc	Albioma	100%	2,683	1,132	1,687	49%	41%	44%	45%
Oct-21	JPMorgan Infrastructure Investments Group	Falck Renewables S.p.A.	100%	3,938	2,595	2,990	15%	24%	30%	35%
Jun-21	EQT Infrastructure	Solarpack Corporacion Tecnologica SA	51%	1,500	737	1,068	45%	42%	35%	32%
Nov-19	Caisse de depot et placement du Quebec	Pattern Energy Group, Inc.	100%	6,100	2,542	2,635	4%	14%	16%	18%
Oct-19	Morgan Stanley Infrastructure Inc.	PNE AG	100%	444	325	337	4%	13%	21%	25%
Feb-18	Capital Dynamics AG	8point3 Energy Partners LP	100%	1,700	1,130	987	(13%)	(17%)	(17%)	(17%)
Feb-18	TerraForm Power, Inc.	Saeta Yield SA	100%	3,012	1,115	1,224	10%	24%	25%	25%
Jan-16	iCON Infrastructure LLP	Capstone Infrastructure Corporation	100%	1,214	229	480	109%	41%	44%	46%
			75th percentile				45%	42%	42%	42%
			Mean				33%	34%	34%	33%
			Median				29%	33%	34%	32%
			25th percentile				11%	19%	22%	25%

Sources Wall Street research, FactSet, Mergermarket

Notes

1. Converted to USD using the exchange rate as of the day prior to announcement of transaction
2. Reflects implied value for 100% of company
3. Unaffected date reflects the last trading day prior to public speculation about a potential take-private transaction
4. VWAPs as of unaffected date

Strictly Confidential | 54

APPENDIX — F. ADDITIONAL SUPPLEMENTAL MATERIALS

Premia Paid Analysis (2/2)

Select all-cash majority "squeeze-out" transactions involving special committees ($ in millions)

Ann. date	Buyer	Target	% Acquired	Enterprise value[1]	Equity value[1]		Premia			
					Unaffected[2]	Final	Unaffected[2]	30-day VWAP[3]	90-day VWAP[3]	180-day VWAP[3]
May-25	Blackstone, Founders	TaskUs, Inc.	44%	$1,940	$1,520	$1,831	20%	26%	9%	7%
Mar-24	Iberdola SA	Avangrid, Inc.	19%	27,812	12,452	13,876	11%	15%	12%	14%
Feb-24	Apex Intermediate HoldCo Inc	Agiliti Inc	28%	2,500	803	1,429	78%	27%	(0%)	(11%)
Feb-24	HireRight Holdings Corp SPV	HireRight Holdings Corp	25%	1,650	679	970	43%	47%	46%	42%
Oct-23	Capital Square Partners	Startek	44%	217	116	174	50%	49%	44%	33%
Aug-23	Light & Wonder Inc	SciPlay Corp	18%	2,510	1,970	2,905	47%	34%	37%	37%
Dec-22	BDT Capital Partners LLC	Weber Inc	38%	3,748	1,450	2,320	60%	24%	(3%)	(4%)
Nov-22	Poseidon Acquisition Corp.	Atlas Corp.	30%	10,858	2,881	3,860	34%	43%	31%	24%
Oct-22	Omega Acquisition Inc	Continental Resources Inc	17%	33,139	23,260	26,787	15%	18%	19%	25%
Jun-22	Commodore Parent 2022 LLC	Convey Health Solutions Holdings Inc	25%	1,077	316	769	143%	99%	83%	84%
May-22	Axar Capital Management LP	StoneMor Inc	28%	760	291	429	48%	48%	40%	42%
Nov-21	Geneve Holdings Inc	Independence Holding Co	38%	827	632	857	36%	32%	27%	27%
Aug-21	Santander Holdings USA Inc	Santander Consumer USA Holdings Inc	20%	50,584	11,149	12,701	14%	11%	19%	33%
Jan-21	Farm Bureau Property & Casualty Insurance	FBL Financial Group Inc	39%	1,574	909	1,488	64%	62%	71%	69%
Nov-20	Sumitovant Biopharma Ltd	Urovant Sciences Ltd	28%	681	263	515	96%	92%	86%	87%
Aug-20	Ionis Pharmaceuticals Inc	Akcea Therapeutics Inc	25%	1,550	1,156	1,844	59%	56%	35%	29%
Aug-20	Dufry AG	Hudson Ltd	43%	1,113	467	711	52%	63%	44%	50%
Feb-20	KYOCERA Corp	AVX Corp	28%	2,942	2,280	3,297	45%	40%	41%	44%
May-19	Employers Mutual Casualty Co	EMC Insurance Group Inc	46%	805	520	780	50%	49%	46%	42%
Jun-18	Roche Holding AG	Foundation Medicine Inc	46%	5,296	3,951	5,084	29%	47%	64%	68%
Mar-18	Evergreen Parent LP	AmTrust Financial Services Inc	49%	4,596	1,990	2,892	45%	47%	(30%)	(31%)
Nov-16	Investor Group	Synutra International Inc	37%	631	217	343	58%	31%	20%	21%
Sep-16	Icahn Enterprises Holdings LP	Federal-Mogul Holdings Corp	18%	2,100	842	1,690	101%	128%	83%	59%
Jul-16	Great American Insurance Group	National Interstate Corp	49%	660	219	315	44%	37%	30%	26%
			75th percentile				60%	51%	46%	45%
			Mean				52%	47%	36%	34%
			Median				48%	45%	36%	33%
			25th percentile				35%	30%	19%	23%

Sources Wall Street research, FactSet, Mergermarket

Notes

1. Reflects implied value for 100% of company
2. Unaffected date reflects the last trading day prior to public speculation about a potential take-private transaction
3. VWAPs as of unaffected date

Strictly Confidential | 55

APPENDIX — F. ADDITIONAL SUPPLEMENTAL MATERIALS Relative share price evolution vs. select North American renewables companies Relative1 share price performance among ReNew and select North American renewables companies 40.0% 28.9% 20.0% 0.0% (2.9%) (17.8%) (20.0%) (24.6%) (40.0%) (43.7%) (44.8%) (60.0%) (80.0%) (86.9%) (100.0%) 24-Aug-21 24-Jan-22 24-Jun-22 24-Nov-22 24-Apr-23 24-Sep-23 24-Feb-24 24-Jul-24 24-Dec-24 24-May-25 24-Oct-25 24-Mar-26 ReNew Boralex Brookfield Renewable Partners Clearway Energy Northland Power XPLR Infrastructure Average2 Sources FactSet Notes 1. Relative performance reflects change to share price on August 24, 2021; August 24, 2021 reflects ReNew’s IPO date Strictly Confidential | 56 2. Peer performance weighted equally

APPENDIX — F. ADDITIONAL SUPPLEMENTAL MATERIALS Relative share price evolution vs. select Indian renewables companies Relative1 share price performance among ReNew and select Indian renewables companies 300.0% 250.0% 253.1% 200.0% 159.6% 150.0% 100.0% 90.1% 50.0% 28.6% 19.5% 0.0% (10.3%) (43.7%) (50.0%) (100.0%) 24-Aug-21 24-Jan-22 24-Jun-22 24-Nov-22 24-Apr-23 24-Sep-23 24-Feb-24 24-Jul-24 24-Dec-24 24-May-25 24-Oct-25 24-Mar-26 ReNew Tata Power JSW Energy Adani Green ACME Solar2 NTPC Green Energy3 Average4 Sources FactSet Notes 1. Relative performance reflects change to share price on August 24, 2021; August 24, 2021 reflects ReNew’s IPO date 2. ACME Solar Holdings shares were listed on November 13, 2024 3. NTPC Green Energy shares were listed on November 27, 2024 Strictly Confidential | 57 4. Peer performance weighted equally

APPENDIX — F. ADDITIONAL SUPPLEMENTAL MATERIALS

Shareholder overview

Likely offeror holdings[1]

	Investor information			Voting holding information			
	Name	Country	Type	Voting shares (millions)	Outstanding shares (%)	Diluted outstanding shares[2] (millions)	Diluted outstanding shares[2] (%)
1	CPP Investments	Canada	Pension	76.5	31.1%	88.8	28.3%
2	Sumat Sinha	India	Insider	0.0	0.0%	55.6	17.7%
	CPP Investments and Founder			**76.5**	**31.1%**	144.4	46.0%
	Free float[3]			169.4	68.9%	169.4	54.0%
	Total			**245.9**	**100.0%**	**313.8**	**100.0%**

Top 15 free float shareholders

	Investor information			Voting holding information				
	Name	Country	Type	Voting shares (millions)	Outstanding shares ("OS") (%)	Cumulative OS (%)	Free float ("FF") (%)	Cumulative FF (%)
1	ADIA	UAE	SWF	58.2	23.7%	23.7%	34.3%	34.3%
2	JERA	Japan	Strategic	28.5	11.6%	35.3%	16.8%	51.2%
3	Franklin Templeton	Singapore	Long-only	11.7	4.8%	40.0%	6.9%	58.1%
4	Rubric Capital Management	US	Hedge Fund	11.0	4.5%	44.5%	6.5%	64.6%
5	Norges Bank Investment Management	Norway	Long-only	10.3	4.2%	48.7%	6.1%	70.7%
6	Millenium Management	US	Hedge Fund	6.4	2.6%	51.3%	3.8%	74.5%
7	SBI Funds Management	India	Long-only	3.3	1.3%	52.6%	1.9%	76.4%
8	Redwheel	US	Long-only	3.1	1.3%	53.9%	1.8%	78.3%
9	State Street Investment Management	US	Index	2.8	1.1%	55.0%	1.6%	79.9%
10	Invesco Capital	US	Index	2.5	1.0%	56.1%	1.5%	81.4%
11	BlackRock	US	Hedge Fund	2.5	1.0%	57.1%	1.5%	82.8%
12	Carrhae Capital	UK	Hedge Fund	2.5	1.0%	58.1%	1.5%	84.3%
13	MSD Partners	US	Long-only	2.1	0.9%	58.9%	1.2%	85.5%
14	GLG Partners	UK	Hedge Fund	2.0	0.8%	59.7%	1.2%	86.7%
15	M&G Investment Management	UK	Long-only	1.8	0.8%	60.5%	1.1%	87.8%
	Total			148.8	60.5%		87.8%	

Offerors holdings

Anticipated structure

- Anticipated offer will be an election process whereby current shareholders can elect to, **i)** remain a shareholder in the PLC or **ii)** cash election

Shareholder Agreement (SHA):

- Under the anticipated proposal from CPP Investments and the Founder, all remaining shareholders will become parties to a new SHA with ADIA and JERA
- Governance rights will be linked strictly to percentage shareholding rather than named specific rights

Election Options

- *Roll-Over Election:* Elect to remain a shareholder in the PLC (which will transition to a private company upon the Scheme becoming effective)
- *Cash Election:* Elect to receive a cash payment for all shares held
- *Default Treatment:* Shareholders who fail to make a valid election will be deemed to have elected for Cash and will be exited from the structure.

Key considerations

- The anticipated proposal is expected to be structured as a UK scheme of arrangement
- Company will be subject to Indian Law Cap which specifies that private companies must have under 200 shareholders
- To avoid SEC registration requirements, U.S. ownership must not exceed 10% of total shares

Sources ReNew Management
Notes
1. Shareholding data based on the private register information provided by the Company as of March 25, 2026; exact shareholdings subject to updated filings from shareholders
2. Includes 44.1 million shares issuable upon the exercise of options by Mr. Sinha and 11.4 million Class B shares and 12.3 million Class D shares issuable to Mr. Sinha and CPP Investments, respectively, if they exchanged ReNew India ordinary shares for Class A shares
3. Free float calculated as current shares outstanding (~246 million) less CPP Investments and Founder holdings (~77 million), equal to ~169 million shares / 68.9% of outstanding shares; does not include Class B and D share conversion or Mr. Sinha's options

Strictly Confidential | 58

APPENDIX — F. ADDITIONAL SUPPLEMENTAL MATERIALS

ReNew balance sheet data

Values in millions	As of 31-Dec-25 (INR)	As of 31-Dec-25 (USD)[1]
Assets		
Non-current assets		
Property, plant and equipment	777,146	8,188
Intangible assets	34,920	368
Right of use assets	15,995	169
Investment in jointly controlled entities	377	4
Trade receivables	8,167	86
Investments	1,338	14
Other financial assets	5,139	54
Deferred tax assets (net)	8,595	91
Tax assets	8,207	86
Contract assets	3,115	33
Other non-financial assets	11,730	124
Total non-current assets	**874,729**	**9,216**
Current assets		
Inventories	13,422	141
Trade receivables - Current	14,952	158
Investments - Current (a)	12,053	127
Cash and cash equivalents (b)	44,495	469
Other bank balances (c)	38,762	408
Other financial assets - Current (d[2])	21,064	222
Contract assets - Current	162	2
Other non-financial assets - Current	10,497	111
Assets held for sale	4,212	44
Total current assets	**159,619**	**1,682**
Total assets	**1,034,348**	**10,898**

Values in millions	As of 31-Dec-25 (INR)	As of 31-Dec-25 (USD)[1]
Equity		
Equity attributable to the Parent	123,615	1,302
Non-controlling interests	18,584	196
Total equity	**142,199**	**1,498**
Liabilities		
Non-current liabilities		
Interest-bearing loans and borrowings	**545,229**	**5,744**
Principal portion (e)	*545,229*	5,744
Lease liabilities	9,477	100
Other financial liabilities	17,070	180
Provisions	10,818	114
Deferred tax liabilities (net)	25,961	274
Other non-financial liabilities	1,352	14
Total non-current liabilities	**609,907**	**6,426**
Current liabilities		
Interest-bearing loans and borrowings	**220,531**	**2,323**
Principal portion - Current (f)	*211,706*	2,231
Interest accrued - Current	*8,825*	93
Lease liabilities - Current	1,037	11
Trade payables	13,788	145
Other financial liabilities - Current	44,383	468
Tax liabilities (net)	1,253	13
Other non-financial liabilities - Current	1,250	13
Total current liabilities	**282,242**	**2,974**
Total liabilities	**892,149**	**9,400**
Total equity and liabilities	**1,034,348**	**10,898**

e f: $7,975 million *Gross debt position* - a b c d[2]: $1,028 million *Gross cash position* = $6,947 million *Net debt position*[3]

Sources Company filings, FactSet

Notes

1. Converted to USD using an exchange rate of 1 USD = 94.91 INR as of May 1, 2026
2. Reflects portion of other financial assets that are deposits with maturities greater than 12 months ($24 million)
3. Reflective of the Company's calculation of net debt

Strictly Confidential | 59